Exhibit 99.1

NeuroPace Announces Strategic CFO Transition

Appoints Patrick F. Williams as Chief Financial Officer

Williams Brings a Track Record of Leading Medical Device Public Companies as CFO

Rebecca Kuhn Departing Company and Will Remain in Advisory Role

Mountain View, Calif. – June 24, 2025 – NeuroPace, Inc. (Nasdaq: NPCE), a medical device company focused on transforming the lives of people living with epilepsy, today announced the appointment of Mr. Patrick F. Williams as Chief Financial Officer, effective June 20, 2025. Ms. Rebecca Kuhn has entered into an agreement with the Company to depart from her CFO role and serve in an advisory role to the Company for a twelve-month period.

“NeuroPace is pleased to have a financial leader of Patrick’s caliber join the team at a time of such significant opportunity for our RNS System and critical point in our growth trajectory,” said Joel Becker, President and CEO. “He brings a strong track record of success helping medical device companies scale and grow, and his financial leadership will be a tremendous asset as we continue to expand access to the RNS System. His experience across commercial-stage and high-growth organizations will be valuable as we focus on driving long-term value.”

Mr. Becker added, “On behalf of the NeuroPace board and employees, I would like to acknowledge and thank Rebecca for her dedication to NeuroPace and for all that she has done for the Company and for our patients over her 25-year tenure. Rebecca has been instrumental in building the foundation of NeuroPace and helping us reach key milestones, and her financial leadership has created significant value for NeuroPace over the years. We are deeply grateful for Rebecca’s commitment to the Company’s mission throughout her time with us, and we wish her continued success in her future endeavors.”

Mr. Williams joins NeuroPace with over 25 years of financial and operational management experience with public medical device companies. Mr. Williams most recently served as Chief Financial Officer at STAAR Surgical. Prior to STAAR, he initially served as the Chief Financial Officer of Sientra before transitioning to the General Manager of the miraDry® business unit. Prior to Sientra, he was Chief Financial Officer of ZELTIQ, a medical device company that was acquired in 2017. Mr. Williams has also served as Vice President at NuVasive, a spine medical device company, in strategy, finance and investor relations roles.

Mr. Williams stated, “I am incredibly excited to join NeuroPace at such a pivotal time. The Company is just beginning to tap into a significant market opportunity, with the potential to bring life-changing benefits to the approximately 1.2 million U.S. patients living with drug resistant epilepsy. I believe the RNS System is uniquely positioned to become the standard of care in both our existing and anticipated future expanded indications, and I am energized by the Company’s commitment to product and data development to drive better patient outcomes and support greater utilization. I look forward to helping expand access to and utilization of this breakthrough therapy and to advancing NeuroPace’s mission through my experience building and scaling innovative medical device businesses.”

About NeuroPace, Inc.

Based in Mountain View, Calif., NeuroPace is a medical device company focused on transforming the lives of people living with epilepsy by reducing or eliminating the occurrence of debilitating seizures. Its novel and differentiated RNS System is the first and only commercially available, brain-responsive platform that delivers personalized, real-time treatment at the seizure source. This platform can drive a better standard of care for patients living with drug-resistant epilepsy and has the potential to offer a more personalized solution and improved outcomes to the large population of patients suffering from other brain disorders.

Forward Looking Statements

This press release may contain forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements may be identified by words such as “aims,” “anticipates,” “believes,” “could,” “estimates,” “expects,” “forecasts,” “goal,” “intends,” “may,” “plans,” “possible,” “potential,” “seeks,” “will” and variations of these words or similar expressions that are intended to identify forward-looking statements, although not all forward-looking statements contain these words. Forward-looking statements in this press release include, but are not limited to, statements regarding: NeuroPace’s growth prospects and its ability to expand access to the RNS System, and expectations regarding the RNS System becoming the standard of care in any existing or anticipated future indications. Actual results or events could differ materially from the intentions and expectations disclosed in these forward-looking statements as a result of various factors, including: uncertainties related to market acceptance and adoption of NeuroPace’s RNS System; risks related to regulatory compliance and expectations for regulatory submissions and approvals to expand the market for NeuroPace’s RNS System; risks related to clinical development, including risks related to unfavorable or inconsistent clinical data from ongoing clinical studies; and other important factors. NeuroPace may not actually achieve the plans, intentions or expectations disclosed in these forward-looking statements, and you should not place undue reliance on these forward-looking statements. These and other risks and uncertainties include those described more fully in the section titled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and elsewhere in NeuroPace’s public filings with the U.S. Securities and Exchange Commission (SEC), including its Quarterly Report on Form 10-Q for the quarter ended March 31, 2025, filed with the SEC on May 13, 2025, as well as any other reports that it may file with the SEC in the future. Forward-looking statements contained in this announcement are based on information available to NeuroPace as of the date hereof. NeuroPace undertakes no obligation to update such information except as required under applicable law. These forward-looking statements should not be relied upon as representing NeuroPace’s views as of any date subsequent to the date of this press release and should not be relied upon as a prediction of future events. In light of the foregoing, investors are urged not to rely on any forward-looking statement in reaching any conclusion or making any investment decision about any securities of NeuroPace.